KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated August 29, 2024, with respect to the financial statements and financial highlights (included in Item 1 of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.’s Form N-CSR) and the schedule of investments (included in Item 6 of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.’s Form N-CSR), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

Columbus, Ohio March 21, 2025
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.